Exhibit 10.1

AMENDMENT 3 TO
SPIRE DEFERRED INCOME PLAN

WHEREAS, Spire Inc. (the “Company”) adopted the Spire Inc. Deferred Income Plan effective January 1, 2005, which was most recently amended effective January 1, 2018 (the “Plan”);

WHEREAS, the Company has retained the right to amend the Plan; and

WHEREAS, the Company wishes to amend the Plan to add a restorative contribution for certain Participants who receive a lesser 401(k) plan matching contribution by making deferrals under the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2019, as set forth herein.

1.    A new subsection (e) shall be added to the end of Section 5, to read as follows.

(e)    401(k) Restorative Contribution. If a Participant participates in the Company’s 401(k) plan (“401(k) Plan”) and is making deferrals to the 401(k) Plan during a Plan Year, the Participant may be eligible to be credited with a “401(k) Restorative Contribution” for such Plan Year as described below.

(i)Unless otherwise determined by the Committee, with respect to each Plan Year, each such Participant who makes a deferral election under this Plan with respect to his or her Base Salary and/or Annual Incentive Compensation for such Plan Year, may be credited with a 401(k) Restorative Contribution. The 401(k) Restorative Contribution shall be equal to the amount of the Company matching contribution that would have been made to the Participant’s 401(k) Plan account if the Deferred Amounts had not been deferred and were instead includible in compensation for purposes of calculating the 401(k) Plan match, subject to the limits established by Code Section 401(a)(17).

(ii)The 401(k) Restorative Contribution shall be allocated to the Participant’s Retirement Distribution Account, described in Section 6(a), no later than March 31 of the Plan Year following the Plan Year in which the deferrals are made.

(iii)The 401(k) Restorative Contribution shall be invested in accordance with the Participant’s investment elections in place on the date the 401(k) Restorative Contribution is made to the Plan. A Participant may change such investment elections in accordance with Section 5(c).

(iv)Any 401(k) Restorative Contributions made under this Section 5(e) shall be credited only for that portion of Base Salary that relates to payroll periods commencing on or after January 1, 2019 and for Annual Incentive Compensation paid on or after January 1, 2019.

2.    Except as otherwise provided in this amendment, the provisions of the Plan remain in full force and effect.

This amendment is adopted this 8th day of November, 2018.

SPIRE INC.

By:	/s/ Gery Gorla

Name:	Gery Gorla

Title:	Vice President, Human Resources & Employee Experience